Exhibit 99.1

LogicMark Expands its Board of Directors by Naming Carine Schneider and Tom Wilkinson as Company’s Innovative Product Pipeline Continues to Grow (Updated with Additional Details)

LOUISVILLE, KY, October 31, 2023 — LogicMark, Inc. (Nasdaq: LGMK) (the “Company”), creator of the most innovative personal safety and security technology designed for the care economy, today announced that Carine Schneider, FGE, and Tom Wilkinson will join as the newest members of its Board of Directors. Ms. Schneider and Mr. Wilkinson both bring decades of corporate governance, finance, operations, technology, M&A, advisory and CEO experience.

“I am thrilled to welcome Carine and Tom to our Board of Directors. Carine’s demonstrated history of leadership and innovation in the technology and finance sectors, coupled with Tom’s extensive experience and influential work with a variety of successful technology companies, align perfectly with LogicMark’s vision to transform the care economy and improve the safety and quality of life for all,” said Chia-Lin Simmons, CEO of LogicMark. “We’re looking forward to their guidance and expertise as we take the next step in our evolution as a company.”

Ms. Schneider is a co-founder of Compass Equity Strategic Advisors and possesses extensive experience in the private market and global compensation industry. She was most recently the President of AST Private Company Solutions, the provider of Astrella, a SaaS solution, which allows private companies to manage their shareholder data. Ms. Schneider started her career as a Manager of Shareholder Relations at Oracle Corporation, where she assisted in the company’s IPO. She was formerly the President, Nasdaq Private Market, CEO of Certent, Founder and CEO of Global Shares, Partner at PwC, Director of Strategic Planning with Morgan Stanley, and was the Leader of the Global Stock Plan Services at Towers Watson. She published her first book “The Democratization of the Private Market” in 2021 and founded the Global Equity Organization (GEO), where she now serves as Chair Emeritus. Ms. Schneider also served on the Board of Directors of Certent, Global Shares, and AST Private Company Solutions. She holds a Bachelor’s degree from the University of California, Santa Cruz, is a Fellow of Global Equity (FGE) and will lead LogicMark’s Compensation committee.

“LogicMark is leading the charge to transform the rapidly growing care economy and ’silver tsunami,’” said Ms. Schneider. “The urgency for bringing modern technology to solutions like those LogicMark provides is more significant than ever, as close to 1 in 4 adults will be over 65 by 2030. It’s inspiring to join an organization that is making meaningful strides in empowering everyone to embrace independence.”

Mr. Wilkinson is a professional advisor and consultant through his businesses, Wilkinson & Company and re/Manifest, which he founded to provide turn around, M&A and business growth advisory services. He is currently a board member of Astrotech Corporation (Nasdaq: ASTC) and has served as the Chief Executive Officer of Sonim Technologies (NASDAQ: SONM) and SideChannel (OTC: SDCH), and served as Chairman of the Board for SideChannel. He was also the former Chief Executive Officer of Xplore Technologies Corp. (Nasdaq: XPLR) which was sold to Zebra Technologies in July 2018. Prior to becoming the Chief Executive Officer of Xplore Technologies Corp., Mr. Wilkinson served as the Chief Financial Officer of this international rugged tablet company. He brings to LogicMark significant Board and financial experience, as well as expertise in mergers and acquisitions, international business, and governance. Mr. Wilkinson holds both a Master’s and Bachelor’s degrees from the University of Texas and is a Certified Public Accountant and will serve on the Audit and Compensation Committees.

“I’m thrilled to join LogicMark during this pivotal moment in the Care Economy,” said Wilkinson. “I’m extremely impressed with their passionate team, deep understanding of consumer needs, and growing pipeline of innovative technological solutions that allow people of all ages to lead an independent life. The company is not dissimilar to other early-stage companies that I have advised and seen grow through careful planning, only to reward their shareholders over time.”

About LogicMark, Inc.

LogicMark, Inc. (Nasdaq: LGMK) is on a mission to let people of all ages lead a life with dignity, independence and the joy of possibility. LogicMark provides personal emergency response systems (PERS), health communications devices, personal safety apps, services and technologies to create a Connected Care Platform. Made up of a team of leading technologists with a deep understanding of IoT, AI and machine learning and a passionate focus on understanding consumer needs, LogicMark is dedicated to building a ‘Care Village’ with proprietary technology and creating innovative solutions for the care economy. The Company’s PERS technologies are sold through the United States Veterans Health Administration, dealers, distributors and direct to consumer. LogicMark has been awarded a contract by the U.S. General Services Administration that enables the Company to distribute its products to federal, state, and local governments. To learn more, visit logicmark.com and investors.logicmark.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the reverse stock splits described above and the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; the Company’s ability to maintain its Nasdaq listing for its common stock; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the SEC.

PR Contact

Yalda Rafie

SutherlandGold for LogicMark

logicmark@sutherlandgold.com

IR Contact

A. Pierre Dubois

Finn Partners for LogicMark

investors@logicmark.com